Exhibit 10.2

PROMISSORY NOTE

$201,223,800

Dated: January 26, 2010

Philadelphia, PA

FOR VALUE RECEIVED and intending to be legally bound, Sunoco Logistics Partners L.P., a Delaware limited partnership (“Maker”), promises to pay to the order of Sunoco Partners LLC, a Pennsylvania limited liability company that is Maker’s general partner (the “Payee”), upon surrender hereof, the principal sum of Two Hundred One Million Two Hundred Twenty-Three Thousand Eight Hundred Dollars ($201,223,800), and to pay interest thereon, at a rate of one-month LIBOR plus 30 basis points per annum (calculated on the basis of a 360-day year of twelve 30-day months) until the principal hereof has been paid. The unpaid principal and accrued interest shall become payable on December 31, 2010 (the “Maturity Date”), at which time any remaining unpaid principal and interest shall be due in full.

Payment of the principal of, and any premium and interest on, this Note will be made in lawful money of the United States of America and in immediately available funds, at the principal office of the Payee at 1818 Market Street - Suite 1500, Philadelphia, PA 19103, or such other place as Payee may designate in writing.

In the event that Maker defaults on any payment under this Note, Payee may assess a late charge of two percent (2%) for each such payment that remains unpaid more than one (1) day after its due date. This late charge shall be paid as liquidated damages in lieu of actual damages, and not as a penalty. Notwithstanding any provision contained herein, the total liability of Maker (before or after default) for payment of interest pursuant hereto, shall not exceed the maximum amount of such interest permitted by law to be charged, collected or received from Maker, and if any payments by Maker include interest in excess of such maximum amount, Payee shall apply such excess to the reduction of the unpaid principal amount due pursuant hereto, or if none is due, such excess shall be refunded to Maker. Any such application or refund shall not cure or waive any default hereunder. In determining whether or not any interest payable under this Note exceeds the highest rate permitted by law, any non-principal payment (except payments specifically stated in this Note to be “interest”), including without limitation, late charges, shall be deemed, to the extent permitted by applicable law, to be an expense, fee, premium or penalty rather than interest.

Whenever any payment to be made hereunder otherwise shall be due on a Saturday, Sunday or other day on which banks in the City of Philadelphia, Pennsylvania are required or permitted by law to close (any other day being a “Business Day”) such payment shall be made on the next succeeding Business Day.

Maker reserves the right, at any time, upon one Business Day’s prior written notice, to prepay this Note (in whole or in part) prior to the Maturity Date with no prepayment penalty; provided, however, that Maker shall pay accrued interest on the principal so prepaid to the date of such prepayment.

Any of the following specified events shall be deemed to be an “Event of Default” hereunder:

(a)	Maker fails to pay (i) any unpaid principal of amounts outstanding on this Note when due hereunder or (ii) any interest accrued on, amounts outstanding this Note when due hereunder, and such failure to pay interest continues unremedied for more than five (5) Business Days;

(b)	Maker fails to pay when due any of its outstanding indebtedness, including reimbursement obligations with respect to bonds, letters of credit or capital leases; under any instrument or agreement (other than this Note) when due (or, if permitted by the terms of the relevant documents, within any applicable grace period) in an aggregate amount in excess of Ten Million Dollars ($10,000,000); or any event shall exist the effect of which is to accelerate, or permit the holders of such indebtedness to accelerate, such indebtedness prior to its stated maturities, unless in the case of any failure to pay or the existence of any such event, such failure or existence is waived by the Payee, or remedied or being contested in good faith by Maker; or

(c)	Maker shall be adjudicated a bankrupt or insolvent, or make an assignment for the benefit of creditors; or Maker shall apply for, or consent to, the appointment of any custodian, receiver, trustee or similar officer for Maker or for all or any substantial part of Maker’s property; or such receiver, trustee or similar officer shall be appointed without the application or consent of Maker and such appointment shall continue undischarged for a period of sixty (60) days; or Maker shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against Maker and shall remain undismissed or unstayed for a period of sixty (60) days;

The Payee may declare the unpaid principal amount of this Note, together with all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder to be immediately due and payable upon the occurrence of any one or more of the following:

(a)	the occurrence of any Event of Default; or

(b)	Maker’s receipt of any cash, or other funds (whether in one, or a series of underwritten public offerings, or privately negotiated transactions, or otherwise) in an aggregate amount greater than, or approximately equal to, Two Hundred Million Dollars ($200,000,000), in connection with the closing, or other settlement, of any of the following,:

(1)	the sale by Maker, or Sunoco Logistics Partners Operations L.P., or any direct or indirect subsidiary of either, to one or more persons not affiliated with Maker, or Payee, of any debt securities having a maturity of five years or more, or any derivative thereof (however captioned or denominated); or

(2)	the sale by Maker, to one or more persons not affiliated with either Maker, or Payee, of any additional common units, representing limited partnership interests in Maker.

Except as otherwise provided for in this Note, and to the fullest extent permitted by applicable law, the Maker hereby waives:

(a)	presentment, notice, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of this Note at any time held by Payee on which Maker may in any way be liable, and hereby, ratifies and confirms whatever Payee may do in this regard;

(b)	all rights to notice and a hearing prior to Payee’s taking possession or control of, or to Payee’s replevy, attachment or levy upon, any property, real or personal, tangible or intangible of Maker or any bond or security which might be required by any court prior to allowing Maker to exercise any of its remedies; and

(c)	the benefit of all valuation, appraisal and exemption laws.

Maker acknowledges that it has been advised by counsel with respect to this Note and the transactions evidenced hereby.

At any time and from time to time, without notice to, or consent of, Maker, Payee may assign or otherwise transfer, in whole or in part, to any person (an “Assignee”) this Note, or may sell a participation therein to any person. Maker agrees not to assert against Assignee any claim or defense which Maker may have against Payee.

No renewal, extension, or assignment of this Note by Payee, shall affect the liability or the obligations of Maker. No failure or delay on the part of Payee in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no course of dealing between Maker and Payee shall operate as a waiver therefor. All rights and remedies of Payee under this Note may be exercised concurrently or consecutively at Payee’s option, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or future exercise thereof, or the exercise of any rights or remedies which Payee or any subsequent holder of this Note otherwise would have. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available to Payee.

This Note may be amended or modified only in a writing signed by Payee and Maker.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

Maker hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and of the United States of America for the Eastern District of Pennsylvania for the purpose of any action or proceeding relating to this Note. Maker hereby consents to service of process upon it by mailing or delivering of such service to its address set forth below. Such service shall be deemed effected ten (10) days after such mailing or delivery. Nothing in this paragraph shall affect the rights of Payee to serve legal process in any other manner, or in any other jurisdiction, permitted by applicable law.

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IN WITNESS WHEREOF, Maker has caused this Promissory Note to be duly executed as of the date first above written.

SUNOCO LOGISTICS PARTNERS L.P.
as “Maker”

By:	SUNOCO PARTNERS LLC
(its General Partner)

By:	/s/ Deborah M. Fretz
Name:	Deborah M. Fretz
Title:	President and Chief Executive Officer

Address of Registered Office:
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801

[Signature Page to [$201,223,800 Promissory Note from

Sunoco Logistics Partners, L.P, as Maker, to Sunoco Partners LLC, as Payee]